Exhibit 10.88

Second Amendment to Promissory Note

THIS SECOND AMENDMENT TO PROMISSORY NOTE dated this 15th  day of December, 2005, is by and among Obsidian Leasing Company, Inc., a Mississippi corporation (“Borrower”) and Fair Holdings, Inc. (“Fair”), an Ohio corporation.  The parties agree as follows:

Recitals

WHEREAS, Borrower and Fair entered into that certain Promissory Note dated January 3, 2003, in the principal amount of $927,500.00, which was subsequently amended on August 31, 2005, by the Amended Promissory Note (the original Promissory Note and all amendments thereto being referred to herein as the “Note’); and

WHEREAS, Fair has agreed to amend the Note in order to change the date of maturity of the Note;

NOW THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Note shall be, and hereby is, amended as provided herein and the parties further agree as follows:

The Maturity Date of the Note is hereby changed to January 3, 2009.

All other terms and conditions contained in the Note, the Security Agreement and Mortgage or other related documents shall remain the same and shall continue in full force and effect that are not specifically amended herein and shall continue during the term of the Note without change, except to reflect the increase in the amount of the Note and to provide security therefore for the entire amount that may become due under the Note.

IN WITNESS WHEREOF, Borrower, and Fair have caused this Second Amendment to Promissory Note to be executed as of the day first written above.

Fair Holdings, Inc.	Obsidian Leasing Company, Inc.

/s/ Timothy S. Durham	/s/ Jeffrey Osler
By: Timothy S. Durham, CEO	By: Jeffrey Osler, President